Exhibit 1

ASX

Release

TUESDAY 10 SEPTEMBER 2019

ASIC appeals responsible lending ruling

Westpac acknowledges that today ASIC has filed an appeal with the Full Federal Court in relation to proceedings against Westpac regarding its responsible lending obligations.

The appeal filed by ASIC relates to the decision handed down by the Federal Court in August this year, in which the Honourable Justice Nye Perram found in favour of Westpac and dismissed ASIC’s proceedings with costs.

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